Exhibit 99.1

Royale Energy Expands Position in Permian Basin Project

SAN DIEGO, Sept. 09, 2025 (GLOBE NEWSWIRE) - Royale Energy, Inc. (OTCQB: ROYL) is pleased to announce the acquisition of additional non-operated working interests in seven producing Barnett wells within the 17,000-acre Pradera Fuego project, operated by Ares Energy in Ector County, Texas.

With this acquisition, Royale and its outside investors now hold in the aggregate a 7.5% non-operated working interest across seven producing horizontal Barnett wells, and a 5% working interest in the associated acreage. Royale is currently negotiating a Farm-out agreement to obtain the drilling rights to an additional 2.5% working interest on the acreage. The Pradera Fuego asset provides a robust development pathway for Royale, including 39 future Barnett drilling locations and 44 future Woodford locations, creating significant long-term growth potential for Royale’s investor drilling programs.

At current commodity prices, the acquired producing interests are expected to deliver approximately $715,000 in additional annual cash flow in the first 12 months, further strengthening Royale’s financial position and supporting its strategy to expand production and reserves.

“With this acquisition, Royale secures immediate production gains and puts us in a position to negotiate additional interest in the deep inventory of high-value drilling locations in an outstanding Permian Basin project. The Barnett and Woodford locations provide a strong foundation for growth across our investor programs for many years,” said Johnny Jordan, CEO of Royale Energy.

About Royale Energy, Inc.

Royale Energy, Inc. (OTCQB: ROYL) is an independent exploration and production company headquartered in San Diego, California. The Company focuses on the acquisition, development, and marketing of oil and natural gas, with primary operations in Texas’s Permian Basin.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially. Factors that may affect future results are discussed in Royale Energy’s filings with the Securities and Exchange Commission.

Contact:

Royale Energy, Inc.

For more information, please visit https://www.royl.com or contact Investor Relations at IR@royl.com.

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